Exhibit 10.2

EXECUTION COPY

INVESTMENT AGREEMENT

among

SANTANDER CONSUMER USA INC.

and

SPONSOR AUTO FINANCE HOLDINGS SERIES LP

and, for purposes of certain sections specified herein,

SANTANDER HOLDINGS USA, INC.

for the purchase and sale

of

shares of capital stock in

SANTANDER CONSUMER USA INC.

Dated as of October 20, 2011

EXECUTION COPY

iii

September 30,
Exhibits

Exhibit A Form of Post-Closing Articles of Incorporation of the Company

Exhibit B Form of Post-Closing Bylaws of the Company

Exhibit C Form of Preliminary Pro Forma Capitalization Statement

Exhibit D Form of Banco Santander Financing Documents

Exhibit E Liquidity Policy

Exhibit F Form of Amended Employment Agreement

Exhibit G Form of Comparable Facility

iv

Exhibit H Form of Dundon Investment Agreement

Exhibit I Form of Indemnification Agreement

Exhibit J Terms of Management Equity Plan

Exhibit K Form of Note Purchase Agreement

Exhibit L Form of Shareholders Agreement

Exhibit M Form of State Tax Sharing Agreement

Exhibit N Form of Trademark License Agreement

Exhibit O Form of Transfer Side Letter

Schedules

Schedule A Accounting Principles

Schedule B Credit Loss Allowance Schedule

Schedule C Loss Coverage Schedule

v

INVESTMENT AGREEMENT (this “Agreement”) dated as of October 20, 2011, among SANTANDER CONSUMER USA INC., an Illinois corporation (the “Company”), Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (the “Acquirer”), and, solely for purposes of Sections 1.02(b), 1.04, 2.08, 4.03, 4.04, 4.08, 4.09 and 4.12 and Article VIII, SANTANDER HOLDINGS USA, INC., a Virginia corporation (“SHUSA”).

WHEREAS, the Company desires to increase its outstanding capital by issuing to the Acquirer, and the Acquirer desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, shares of common stock, no par value (“Company Common Stock”), of the Company.

WHEREAS, the Company is, concurrently with the execution and delivery of this Agreement, also entering into the Dundon Investment Agreement to issue and sell shares of Company Common Stock to the purchaser thereunder.

WHEREAS, SHUSA has agreed to capitalize the Company with additional common equity at or prior to the Closing Date such that the Company will achieve, as of the Determination Date (as defined in Section 5.02) and after giving effect to the transactions contemplated hereby and by the Dundon Investment Agreement, Pro Forma Capitalization (as defined in Section 5.02) of at least $1,990,000,000.

WHEREAS, in connection with the capital increase contemplated hereby and as referenced herein, it is the intention of the Company and the shareholders of the Company that the shareholders will jointly manage the Company and will share control over it, all of the foregoing subject to the terms and conditions of this Agreement, the Shareholders Agreement and the Company’s articles of incorporation and bylaws.

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. (collectively, the “Guarantors”) are entering into guarantees with the Company (collectively, the “Guarantees”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Acquirer in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale; Closing

SECTION 1.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.02), the Company shall issue, sell and deliver to the Acquirer, and the Acquirer shall purchase and acquire from the Company, an aggregate number of shares of

Company Common Stock (the “Acquired Shares”) representing 25.0% of the total number of issued and outstanding shares of Company Common Stock as of the Closing Date (as defined in Section 1.02), after giving effect to the issuance and sale of the Acquired Shares and the shares of Company Common Stock to be issued and sold pursuant to the Dundon Investment Agreement, for an aggregate purchase price of $1.0 billion (the “Purchase Price”), payable as set forth below in Section 1.02. The purchase and sale of the Acquired Shares is referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Closing Date. (a) Subject to Section 1.02(b), the closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the thirteenth Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as shall be agreed between the Company and the Acquirer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) In the event that SHUSA determines in good faith that it reasonably expects that the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) will be satisfied between December 12, 2011 and December 29, 2011, then, on December 9, 2011, SHUSA shall be entitled to request, by written notice to the Acquirer (the “Funding Notice”), that the Acquirer notify each of the counterparties to the Equity Commitment Letters (as defined in Section 3.06) to be prepared to have funds available to permit the Closing to occur on December 30, 2011. Upon receipt of the Funding Notice, the Acquirer shall notify each of the counterparties to the Equity Commitment Letters that such counterparties need to be prepared to have funds available in order to permit a Closing to occur on December 30, 2011, and accordingly that such counterparties should take any necessary steps to call funds from their respective limited partners and other investors. If SHUSA gives the Funding Notice, the Acquirer must have funds available to permit the Closing to occur on December 30, 2011 and subject to satisfaction or waiver of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) the Closing shall occur on December 30, 2011. In the event that SHUSA delivers the Funding Notice and the Closing does not occur on December 30, 2011 (other than by reason of breach by the Acquirer), then SHUSA shall pay the Acquirer interest on the Equity Financing at a rate equal to the Prime Rate plus 1.0% during the period beginning on December 31, 2011 and ending on the earlier of the (i) Closing Date and (ii) the date this Agreement is terminated pursuant to Section 6.01. SHUSA shall pay such interest to the Acquirer on the Closing Date or the date of termination of this Agreement pursuant to Section 6.01, as applicable, by wire transfer in immediately available funds to the account designated by the Acquirer.

SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing:

(a) the Company shall deliver to the Acquirer: (i) one or more stock certificates representing the Acquired Shares and (ii) the expense reimbursement in accordance with Section 4.04, by wire transfer of immediately available funds to a bank account (which account has been designated in writing by the Acquirer at least one Business Day prior to the Closing Date);

(b) the Acquirer shall deliver to the Company payment, by wire transfer of immediately available funds in an amount equal to the Purchase Price to a bank account (which account has been designated in writing by the Company at least one Business Day prior to the Closing Date); and

(c) the articles of incorporation of the Company and the bylaws of the Company, amended to read in the form of Exhibit A hereto and Exhibit B hereto, respectively, shall become effective.

SECTION 1.04. Pro Forma Capitalization Calculations; Post-Closing Adjustment.

(a) Not less than five Business Days prior to the anticipated Closing Date, the Company will deliver to the Acquirer and SHUSA a statement setting forth in reasonable detail its good faith calculation of the Company’s Tangible Common Equity, as of the Determination Date (determined in accordance with the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies of the Company as used in the preparation of the Financial Statements (as defined in Section 2.07)), the Pro Forma Adjustments and the Pro Forma Capitalization (such statement, the “Preliminary Pro Forma Capitalization Statement”) substantially in the form of Exhibit C hereto. In connection with the delivery of the Preliminary Pro Forma Capitalization Statement, (i) the Company shall provide the Acquirer with a certificate signed on behalf of the Company by an officer of the Company representing that the accounting policies and methodologies used to determine the components of Tangible Common Equity as of the Determination Date, including the estimates of future credit losses under the Company’s Base Case (as defined in Schedule A hereto) and Stress Case (as defined in Schedule A hereto) scenarios used to determine the Credit Loss Allowance (as defined in Schedule A hereto), are consistent with the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies of the Company as used in the preparation of the Financial Statements, and (ii) the Company will provide a schedule to the Acquirer which summarizes the Company’s Credit Loss Allowance as of July 31, 2011 and the Determination Date substantially in the form of Schedule B. Simultaneously with the delivery of the Preliminary Pro Forma Capitalization Statement, the Company shall make available to the Acquirer and SHUSA or their respective Representatives the Company personnel responsible for preparing the Preliminary Pro Forma Capitalization Statement and underlying support for the computations and assumptions underlying such computations, and shall make reasonably available to the Acquirer and SHUSA, upon the Acquirer’s or SHUSA’s request, all relevant books and records, any work papers (including those of the Company’s accountants) and supporting documentation, in each case to the extent within the control of the Company, relating to the Preliminary Pro Forma Capitalization Statement.

(b) The Preliminary Pro Forma Capitalization Statement shall be binding and conclusive upon, and deemed accepted by, the Acquirer unless the Acquirer notifies the Company and SHUSA in writing of any objections thereto (any such written dispute or objection, the “Objection”), within 30 days following the Closing Date (such period, the “Review Period”). The Objection shall set forth the Acquirer’s calculation of the Pro Forma Capitalization, including the basis for the Acquirer’s dispute or objections and the specific adjustments (including dollar amounts) that the Acquirer believes in good faith should be made. If no Objection is delivered by the Acquirer to the Company and SHUSA prior to the expiration of the Review Period, then the Pro Forma Capitalization Statement shall be deemed to have been accepted by the parties and shall become final and binding upon the parties. The Company and the Acquirer shall, within 15 days following delivery of an Objection as set forth above, attempt in good faith to resolve their dispute. If at the end of such period the Company and the Acquirer have been unable to resolve such dispute, the dispute shall be referred within five Business Days to the Neutral Auditor. The Company and the Acquirer each agree to promptly sign an engagement letter, in commercially reasonable form, if reasonably required by the Neutral Auditor. The Neutral Auditor shall, acting as an expert in accounting and not as an arbitrator, determine on a basis consistent with the requirements of this Agreement, whether and to what extent the Preliminary Pro Forma Capitalization Statement requires adjustment and, in accordance with such determination, shall select either the Pro Forma Capitalization set forth in the Preliminary Pro Forma Capitalization Statement or the Pro Forma Capitalization set forth in the Objection. The Company and the Acquirer shall request the Neutral Auditor to use its commercially reasonable efforts to (i) render its final written determination within 30 days after such firm’s engagement, and (ii) prepare the applicable Final Pro Forma Capitalization Statement (as defined below). The final written determination of the Neutral Auditor shall be based solely on the written submissions by the Company and the Acquirer, as well as relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation, and shall be made in strict accordance with the terms of this Agreement. The Neutral Auditor shall not be entitled or permitted to (x) take oral testimony or interview any persons or (y) retain or consult with any outside witnesses or experts. In making its final written determination, the Neutral Auditor shall apply the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies and methodologies of the Company as used in the preparation of the Financial Statements. The Neutral Auditor’s final written determination shall be conclusive and binding upon the Company, SHUSA and the Acquirer. The Company and the Acquirer shall make reasonably available to the Neutral Auditor, upon the Neutral Auditor’s request, all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation, in each case to the extent within the control of the Company or the Acquirer, as applicable, relating to the Preliminary Pro Forma Capitalization Statement and the Objection (provided, that each party shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the Neutral Auditor). All fees and disbursements of the Neutral Auditor shall be borne by (i) the Acquirer, in the event that the Neutral Auditor selects the Pro Forma Capitalization set forth in the Preliminary Pro Forma Capitalization Statement or (ii) the Company, in the event that the Neutral Auditor selects the Pro Forma Capitalization set forth in the Objection.

(c) The Preliminary Pro Forma Capitalization Statement shall become final and binding on the Company, SHUSA and the Acquirer upon the earliest of (i) if no Objection has been given, the expiration of the Review Period, (ii) if an Objection has been given, agreement by the Company and the Acquirer that the Preliminary Pro Forma Capitalization Statement, together with any modifications thereto agreed to by the Company and the Acquirer, shall have become final and binding and (iii) the date on which the Neutral Auditor shall issue its decision with respect to any dispute relating to the Preliminary Pro Forma Capitalization Statement. The Preliminary Pro Forma Capitalization Statement without adjustment if no timely Objection is made, or as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Neutral Auditor, when final and binding on both parties, is herein referred to as the “Final Pro Forma Capitalization Statement”.

(d) If an Objection is timely delivered pursuant to Section 1.04(b), then promptly (but not more than five Business Days) following the date upon which the Final Pro Forma Capitalization Statement has been determined pursuant to Section 1.04(c):

(i) if the Company’s Pro Forma Capitalization as set forth in the Final Pro Forma Capitalization Statement exceeds $1,990,000,000, the Company shall pay to SHUSA, by wire transfer in immediately available funds to the account designated by SHUSA, an amount equal to 100% of such difference, as a refund of any capital contributions previously made pursuant to Section 4.08, or

(ii) if the Company’s Pro Forma Capitalization as set forth in the Final Pro Forma Capitalization is less than $1,990,000,000, SHUSA shall pay to the Company, by wire transfer in immediately available funds to the account designated by the Company, an amount equal to 100% of such difference, as an additional capital contribution pursuant to Section 4.08.

ARTICLE II

Representations and Warranties

Relating to the Company and the Acquired Shares

Except as set forth in the Company Disclosure Letter, the Company and, solely for purposes of Section 2.08, SHUSA hereby represent and warrant to the Acquirer as follows:

SECTION 2.01. Organization, Standing and Power. Each of the Company and its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement, (iii) the ability of the Company to consummate the Acquisition and the other transactions contemplated hereby or (iv) the ability of the Company and the Company Subsidiaries to finance their operations on terms consistent with past practices in the capital markets through access to the asset-backed securitization markets and third party warehouse capacity. The Company has made available to the Acquirer true and complete copies of the articles of incorporation of the Company as amended to the date of this Agreement (as so amended, the “Company Charter”) and the bylaws of the Company as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company has made available to the Acquirer a true, complete and correct list of all of the Company Subsidiaries as of the date of this Agreement. Except for the Company Subsidiaries, the Company does not own beneficially or of record, directly or indirectly, more than 5.0% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company owns, directly or indirectly through wholly-owned Company Subsidiaries, all of its interests in each Company Subsidiary free and clear of any and all Liens (as defined in Section 2.05).

SECTION 2.02. Capital Stock of the Company and the Company Subsidiaries. (a) The authorized capital stock of the Company consists of 93,000,000 shares of Company Common Stock and 13,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 20, 2011, (i) 92,173,913 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding and (ii) no shares of Company Common Stock were held by the Company in its treasury. Except as set forth in this Section 2.02(a), there are no shares of capital stock of, or other equity securities of, or any securities convertible into or exchangeable or exercisable for shares of capital stock in, or other equity securities in, the Company issued, reserved or authorized for issuance. Section 2.02(a)(ii) of the Company Disclosure Letter sets forth for each Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock and other equity interests therein. Except as set forth in Section 2.02(a)(ii) of the Company Disclosure Letter, there are no shares of capital stock of, or other equity securities of, any Company Subsidiary issued, reserved for issuance or outstanding.

(b) All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (except such as have been duly waived pursuant to written waivers previously provided to the Acquirer) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), the Company Charter or the Company Bylaws or any Contract (as defined in Section 2.05) to which the Company is a party or otherwise bound. None of the outstanding shares of Company Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act (as defined in Section 2.05) or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Acquirer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws (as defined in Section 2.05) of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

SECTION 2.04. Issuance of Acquired Shares. As of the Closing Date, and upon the completion of the actions to be taken at the Closing, the Acquired Shares (i) will be duly authorized by all necessary corporate action on the part of the Company, (ii) will be validly issued, fully paid and nonassessable and (iii) will not be subject to preemptive rights or restrictions on transfer (other than preemptive rights and restrictions on transfer under this Agreement, the Shareholders Agreement, the IBCA, the Company Charter and the Company Bylaws and under applicable state and federal securities laws).

SECTION 2.05. No Conflicts; Consents. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any provision of (A) the Company Charter or the Company Bylaws or (B) (1) any loan or credit agreement, license, contract, lease, sublease, indenture, note, debenture, bond, mortgage or deed of trust or other legally binding agreement, arrangement or understanding (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (2) any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (as defined below) (each, a “Law”) or any judgment, order or decree of any Governmental Authority (each, a “Judgment”), in each case, applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature (collectively, “Liens”) or Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws of the various states or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any governmental or regulatory (including any stock exchange) authorities, agencies, courts, commissions or other entities, whether Federal, national, state, provincial, local or foreign, or applicable self-regulatory organizations (each, a “Governmental Authority”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 2.06. Private Offering. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives have issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Acquired Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives will offer the Acquired Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Acquired Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of the Acquirer contained in Section 3.05 are true and correct, the sale and delivery of the Acquired Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

SECTION 2.07. Financial Statements; Undisclosed Liabilities; Absence of Certain Changes. (a) The Company has provided to the Acquirer (i) the audited consolidated balance sheet of the Company as of December 31, 2010 and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of July 31, 2011 and the related statements of income, shareholders’ equity and cash flows for the seven months then ended (the “Unaudited Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied (except as described in the notes thereto and, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and on that basis fairly present (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated. The unaudited consolidated balance sheet of the Company as of July 31, 2011 is referred to as the “Balance Sheet” and July 31, 2011 is referred to as the “Balance Sheet Date”. Since the Balance Sheet Date through the date hereof, there has not been any action taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of the Acquirer pursuant to Section 4.01(a)(i).

(b) The Company and the Company Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, matured or unmatured, contingent, unasserted or otherwise) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto, except (i) as disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, and (iii) for Taxes (x) accrued after the Determination Date, (y) to the extent covered by the Tax indemnification in Section 6.16 of the Shareholders Agreement or (z) reflected in the Pro Forma Capitalization.

(c) Since December 31, 2010, the Company has conducted its business only in the ordinary course, and there has not been a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” means any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect other than events, changes, effects or developments resulting from (i) actions or omissions of the Company or any Company Subsidiary expressly required or contemplated by the terms of this Agreement, (ii) changes in general economic conditions in the United States or the Company’s or the Company Subsidiaries’ industries or markets in general, including their effect on auto sales and resales, (iii) changes in financial and securities market conditions relevant to the Company, including prevailing interest rates, credit availability and liquidity, (iv) changes in national or international political conditions, including acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, (v) any changes after the date hereof in applicable Laws or accounting rules or principles, including changes in GAAP, (vi) the announcement of this Agreement, or (vii) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or predictions for any period (provided that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); except, with respect to clauses (ii), (iii), (iv), and (v), to the extent that any such circumstance, event, change, development or effect has had or would reasonably be expected to have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and the Company Subsidiaries participate.

(d) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive or shared ownership and direct or indirect control of the Company or the Company Subsidiaries (including all means of access thereto and therefrom), except for any non-ownership and non-control that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Since December 31, 2010, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

SECTION 2.08. Taxes. (a) All material Tax Returns of consolidated, unitary or other tax groups of which the Company and the Company Subsidiaries are members have been timely filed and each of the Company and each Company Subsidiary has timely filed all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects with respect to the Company and each Company Subsidiary. All material Taxes relating to the Company and each Company Subsidiary have been timely paid in full, whether or not shown on such Tax Returns.

(b) No material examination or audit of any Tax Return relating to any Taxes of the Company or any of the Company Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of the Company Subsidiaries is currently in progress or, to the knowledge of the Company, threatened or contemplated. No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary. No agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the time to collect or assess, any such Taxes against the Company or any Company Subsidiary are pending.

(c) The Tax Returns of the Company and each Company Subsidiary (i) with respect to federal income Taxes have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 2007, and (ii) with respect to state income Taxes have been examined by and settled with the appropriate taxing authorities, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 2003.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries.

(e) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than any current or former member of the consolidated group of which SHUSA is the common parent for federal income tax purposes and the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The Company and each Company Subsidiary have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

(g) None of Company or any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, except for (i) the Existing Tax Allocation Agreement, (ii) the State Tax Sharing Agreement and (iii) any such agreements solely among the Company and the Company Subsidiaries.

(i) Neither the Company nor any of the U.S. Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date (other than pursuant to transactions entered into in the ordinary course of business), or

(F) election under Section 108(i) of the Code.

(j) There are no material Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable or (ii) Liens for Taxes being contested in good faith by appropriate proceedings for which the Company and the Company Subsidiaries maintain adequate reserves in accordance with GAAP.

(k) Neither the Company nor any of the Company Subsidiaries has ever participated in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2)).

(l) Neither the Company nor any of the Company Subsidiaries has been, or will as a result of the Acquisition be, required to reduce any Tax attributes, including basis in assets (and including basis in the stock of any of the Company Subsidiaries), by reason of Treasury Regulation Section 1.1502-36(d).

(m) For purposes of this Section 2.08, all representations are made by the Company, except to the extent a representation relates to a Tax Return that is filed by SHUSA or its Subsidiaries (other than the Company and the Company Subsidiaries) and includes the Company or a Company Subsidiary, in which case such representation is made by SHUSA.

SECTION 2.09. Litigation. Section 2.09 of the Company Disclosure Letter sets forth (i) each claim, suit, action, arbitration, complaint, charge, investigation or proceeding (each an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary (A) that has a realistic potential cost to the Company in excess of $500,000.00, (B) that seeks to mandate or prohibit any material conduct or business practice by the Company or any Company Subsidiary, or (C) which may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement and (ii) all Judgments outstanding against the Company or any Company Subsidiary in excess of $500,000.00 or which mandate or prohibit any material conduct or business practice by the Company or any Company Subsidiary.

SECTION 2.10. Governmental Permits; Compliance with Applicable Laws. (a) The Company and the Company Subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals (“Permits”) issued or granted by Governmental Authorities that are required in order to carry on their businesses as presently conducted, including owning, holding or possessing sales finance company/agency licenses, consumer and commercial loan or lender licenses, collection agency licenses and servicer licenses in each jurisdiction where such Permits are required. Section 2.10(a) of the Company Disclosure Letter sets forth as of the date of this Agreement all material state Permits that are required for the Company and the Company Subsidiaries to carry on their businesses as presently conducted in each state of the United States.

(b) Since December 31, 2009, the Company and each Company Subsidiary have filed all material reports, registrations, notices, documents, filings, statements and submissions, together with any required amendments thereto, that they were required to file with any Governmental Authority (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of the later of their respective filing dates or the dates on which they were amended, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Authorities, and the information set forth therein was accurate and complete in all material respects.

(c) The Company and the Company Subsidiaries are, and since December 31, 2009 have been, conducting their respective businesses in compliance in all material respects with all applicable Laws, including all state usury, “high cost” or “predatory lending” laws, consumer lending laws, the Truth in Lending Act, the Consumer Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and other applicable federal, state and local Laws regulating lending, servicing loans, selling credit or collecting credit balances (including collateral foreclosure and repossession), and all Laws related to occupational, health and safety and the environment, and their own policies relating to privacy, data security and personal information.

(d) Neither the Company nor any Company Subsidiary (i) is subject to any order, determination, consent order, written agreement or memorandum of understanding imposed on it by any Governmental Authority or (ii) has received any written notice from any Governmental Authority since January 1, 2009, regarding any actual or alleged breach or violation of, or non-compliance with, any Laws or orders, determinations, consent orders, written agreements or memorandum of understandings to which the Company or any Company Subsidiary is subject.

(e) This Section 2.10 does not relate to matters with respect to Taxes, which are the subject of Section 2.08.

SECTION 2.11. Retail Installment Contracts and Other Credit Extensions. (a) All outstanding retail installment contracts and other consumer loans (“Loans”) owned by the Company or any Company Subsidiary, (i) (x) to the extent originally solicited and originated by the Company or any Company Subsidiary that was a Company Subsidiary at the time of such solicitation or origination, were solicited and originated in accordance with the Company’s or the Company Subsidiary’s, as applicable, material underwriting standards and with all requirements of applicable Laws, and (y) to the extent originally solicited and originated by a person other than the Company or any Company Subsidiary were, to the Knowledge of the Company, solicited and originated in accordance with the material underwriting standards of such person and with all requirements of applicable Laws, and (ii) (x) to the extent administered and serviced by the Company or any Company Subsidiary, have been administered and, where applicable, serviced by the Company or such Company Subsidiary (during periods in which it was a Company Subsidiary) in accordance with all requirements of applicable Laws and the servicing standards applicable to such Loan, and (y) to the extent administered and serviced by a person other than the Company or any Company Subsidiary have, to the Knowledge of the Company, been administered and, where applicable, serviced in accordance with all requirements of applicable Laws and the servicing standards applicable to such Loan, except, in the cases of clauses (i) and (ii), for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each outstanding Loan owned by the Company or any Company Subsidiary (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (ii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in the cases of clauses (i) and (ii), for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The notes, installment contracts and other credit or security documents with respect to each such outstanding Loan originated by the Company or any Company Subsidiary were in compliance in all material respects with all material applicable Laws at the time of origination by the Company or applicable Company Subsidiary, as applicable. The notes, installment contracts and other credit or security documents with respect to each such outstanding Loan originated by a person other than the Company or any Company Subsidiary were, to the Knowledge of the Company, in compliance in all material respects with all material applicable Laws at the time of origination by such person.

(c) The information set forth in the July Tape is true and correct in all material respects.

SECTION 2.12. Securitizations. (a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with the Securitization Instruments. The Company has made available to the Acquirer complete and accurate copies of all of the material Securitization Instruments. Neither the Company nor any of the Company Subsidiaries has received any written notice of a servicer termination event under any Securitization Transaction and to the Company’s Knowledge no event has occurred and is continuing that has or would reasonably be expected to give rise to any such servicer termination event. Each of the Company and the Company Subsidiaries, to the extent that it is a seller, depositor, performance guarantor or issuing entity in any Securitization Transaction, has performed in all material respects all of its respective obligations under the material Securitization Instruments with respect to such Securitization Transaction. Since December 31, 2010, neither the Company nor any of the Company Subsidiaries was required pursuant to the terms of the Securitization Instruments to repurchase any assets transferred in connection with a Securitization Transaction.

(b) Since December 31, 2010, there has been no Action pending against the Company or any Company Subsidiary or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary, in which it is alleged that any private placement memorandum or other offering document issued in any Securitization Transaction which was sponsored by the Company or any Company Subsidiary, or any amendment or supplement thereto, contained, as of the date on which securities were issued in the applicable Securitization Transaction, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No securities were issued or sold by the Company or the Company Subsidiaries in violation of Section 5 of the Securities Act in any Securitization Transaction sponsored by the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries or any Securitization SPV, in each case to the extent that it is an issuing entity in any Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended.

(c) Since December 31, 2010, no nationally recognized statistical rating agency has downgraded or withdrawn its rating of any securities that were rated at least BBB or its equivalent by any such rating agency at issuance of any Securitization Transaction or placed any such ratings on a credit watch for possible downgrade, except for any such event that has resulted from a downgrade, withdrawal or credit watch with respect to the credit rating of a third party credit enhancement provider, nor, to the Company’s Knowledge, has any such downgrade, withdrawal or placement on credit watch been threatened. Since December 31, 2010, no nationally recognized statistical rating agency has downgraded or withdrawn its rating of the Company or any of the Company Subsidiaries, as servicer, or placed any such ratings on a credit watch for possible downgrade, nor, to the Company’s Knowledge, has any such downgrade, withdrawal or placement on credit watch been threatened.

(d) No default, event of default, servicer default or similar event has occurred under any Securitization Instrument or contract to which a Securitization SPV is a party and no cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction has been declared (and, to the Company’s Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any of the foregoing events).

(e) Neither the Company nor any Company Subsidiary has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor has the Company or any Company Subsidiary provided any type of guarantee in any Securitization Transaction with respect to any payments of principal and/or interest in connection with any issued securities; provided, however, that for the purposes of this Section 2.12(e), the Company and the Company Subsidiaries shall not be deemed a “guarantor” or “credit enhancer” solely by reason of owning or holding any credit residual, subordinate interest, credit reserve account or similar instrument or account related to any Securitization Transaction or by reason of providing market standard indemnities under any Securitization Instrument.

(f) Section 2.12(f) of the Company Disclosure Letter lists all Securitization Transactions outstanding as of the date hereof together with the amount of funding outstanding thereunder as of the dates indicated therein and sets forth all material notices, notifications, filings, consents, authorizations, approvals, and deliveries required under any Securitization Instruments in connection with the consummation of the transactions contemplated hereby (such required notices, notifications, filings, consents, authorizations, approvals, and deliveries, whether or not set forth in the Company Disclosure Letter, the “Securitization Consents”). Assuming all Securitization Consents set forth in Section 2.12(f) of the Company Disclosure Letter are obtained, the consummation of the transactions contemplated hereby will not cause the occurrence of any default, event of default, servicer default or similar event under any Securitization Instrument or any cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction. All of the Securitization Instruments (i) are legal, valid and binding obligations of the Company or a Company Subsidiary, as applicable, party thereto and, to the Company’s Knowledge, each of the counterparties thereto and (ii) are in full force and effect and enforceable against the Company and the Company Subsidiaries party thereto and, to the Company’s Knowledge, each of the counterparties thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any Securitization Instrument.

SECTION 2.13. Material Contracts. The Company has provided (by hard copy, electronic data room or otherwise) to the Acquirer or its Representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party as of the date of this Agreement (each, a “Material Contract”):

(a) all Contracts relating to Intellectual Property (excluding commercially available off-the-shelf non-exclusive licenses for software with aggregate fees of less than $500,000);

(b) all Securitization Instruments that are material to securitizations of $500,000,000 or more in principal amount;

(c) all Contracts with vendors involving in each case annual payments by the Company or any Company Subsidiary of $500,000 or more;

(d) all Contracts which relate to an acquisition, divestiture, merger or similar transaction and which contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent obligations) that are still in effect; and

(e) all Contracts with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries other than (i) with respect to non-executive employees and consultants, Contracts entered into in the ordinary course of business and (ii) any oral Contracts for employment or retention that may be terminated by the Company or the applicable Subsidiary for a payment of less than $250,000.

Each Material Contract and each Specified Contract (A) is legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable against the Company and the Company Subsidiaries which are party to such contract and, to the Company’s Knowledge, each of the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the Acquisition, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity, other than with respect to any Material Contract or Specified Contract that has expired after the date of this Agreement in accordance with its terms. Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in material violation or default under any Material Contract or any Specified Contract. No benefits under any Material Contract or any Specified Contract will be increased, and no vesting of any benefits under any Material Contract or any Specified Contract will be accelerated, by the occurrence of the Acquisition, nor will the value of any of the benefits under any Material Contract or any Specified Contract be calculated on the basis of the Acquisition. The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract and each Specified Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contracts or the Specified Contracts. As of the date of this Agreement, there is not any pending, or to the Knowledge of the Company, threatened, amendment, modification, cancellation or termination with respect to the Material Contracts or any Specified Contract.

SECTION 2.14. Insurance. The Company maintains insurance policies with respect to its business in such amounts and against such risks as are, in the Company’s judgment, reasonable for its business as presently conducted. All of the material policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy and there is no material claim for coverage by the Company, or any of the Company Subsidiaries, pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.

SECTION 2.15. Real Property. The Company and the Company Subsidiaries have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property that is material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Liens which do not materially affect the value of such property or the use made of such property by the Company or the Company Subsidiaries.

SECTION 2.16. Intellectual Property. The Company or the Company Subsidiaries exclusively own or validly license all material proprietary Intellectual Property currently used in the conduct of their businesses. All Intellectual Property applications and registrations owned by the Company and the Company Subsidiaries are subsisting and unexpired and, to the Company’s Knowledge, are valid and enforceable. The conduct of the businesses of the Company and the Company Subsidiaries does not infringe or violate the Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing or violating their material Intellectual Property. The Company and the Company Subsidiaries (i) take all commercially reasonable actions to maintain and protect their Intellectual Property and the security, contents and operation of their material software and systems, and (ii) require all employees of the Company or the Company Subsidiaries who have contributed to the creation, invention or improvement of any material Intellectual Property to assign to the Company or the Company Subsidiary in writing all of their rights therein.

SECTION 2.17. Benefit Plans. (a) (i) Each Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; and (ii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws, except, in the case of clauses (i) and (ii) as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of their Controlled Group has sponsored or contributed to any multiemployer plan at any time during the six year period preceding the date hereof.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code) or otherwise)) becoming due to any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (B) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits, or (E) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code.

SECTION 2.18. Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. As of the date hereof, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date hereof, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in compliance with all (1) laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (2) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding, except in the cases of clauses (1) and (2) where the failure to be in compliance individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.19. Environmental Laws. The Company and the Company Subsidiaries (i) are in compliance with Environmental Laws, (ii) have received all permits, licenses or other approvals required under applicable Environmental Laws to conduct their business, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) have not owned or operated any real property contaminated with any Hazardous Substance that would reasonably be expected to result in liability to the Company or any Company Subsidiary pursuant to any Environmental Law and (v) have not received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of or subject to liability under any Environmental Law, except in the case of each of clauses (i) through (v), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.20. Risk Management Instruments. All derivative instruments, including swaps, caps, floors and option agreements, entered into by the Company or any of the Company Subsidiaries (each, a “Derivative Instrument”), (a) were entered into (i) other than those entered into in connection with the acquisition by the Company or any Company Subsidiary of any Loans or any Securitization Transaction, only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable Laws, and (iii) with counterparties believed by the Company to be financially responsible at the time; and (b) each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity, other than (in the case of this clause (b)) with respect to any Derivative Instrument that has expired after the date of this Agreement in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor to the Knowledge of the Company any other party thereto, is in breach of any of its material obligations under any Derivative Instrument. Section 2.20 of the Company Disclosure Letter sets forth, as of the date hereof, a list of all Derivative Instruments to which the Company or any Company Subsidiary is a party.

SECTION 2.21. Affiliate Transactions. As of the date of this Agreement, no Affiliate of the Company or any Company Subsidiary is a party to any material Contract (other than the Existing Shareholders Agreement, the Existing Tax Allocation Agreement, the Existing IT Agreement or any employment or similar Contracts) or transaction (other than transactions pursuant to or contemplated by the Existing Shareholders Agreement, the Existing Tax Allocation Agreement, the Existing IT Agreement or related to such person’s employment by the Company or any Company Subsidiary, in the case of non-executive employees) with the Company or any Company Subsidiary which pertains to the business of the Company or any Company Subsidiary. Except as set forth in Section 2.21 of the Company Disclosure Letter, SHUSA and its Affiliates (other than the Company and the Company Subsidiaries) do not provide any material services to the Company or any Company Subsidiary.

SECTION 2.22. Sufficiency of Assets. Except for the Intellectual Property covered by the Trademark License Agreement and the Existing IT Agreement, the Company and the Company Subsidiaries do not utilize the assets of SHUSA or any of its Affiliates (other than the Company and the Company Subsidiaries) for the conduct of their business as currently conducted.

SECTION 2.23. Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Affiliates that is entitled to any fee or commission from the Company or any Company Subsidiary.

ARTICLE III

Representations and Warranties of the Acquirer

The Acquirer hereby represents and warrants to the Company as follows:

SECTION 3.01. Organization, Standing and Power. The Acquirer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquirer to perform its obligations under this Agreement or on the ability of the Acquirer to consummate the Acquisition and the other transactions contemplated hereby (an “Acquirer Material Adverse Effect”).

SECTION 3.02. Authority; Execution and Delivery; and Enforceability. The Acquirer has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Acquirer of this Agreement and the consummation by the Acquirer of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Acquirer and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

SECTION 3.03. No Conflicts; Consents. The execution and delivery by the Acquirer of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Acquirer or any of its Subsidiaries under any provision of (A) the certificate of limited partnership or limited partnership agreement of the Acquirer or (B) (1) any Contract to which the Acquirer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any Law or any Judgment, in each case, applicable to the Acquirer or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act and the securities or blue sky laws of the various states or the HSR Act, no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any Governmental Authority is necessary for the consummation by the Acquirer of the transactions contemplated by this Agreement.

SECTION 3.04. Litigation. There is no Action pending or, to the Acquirer’s knowledge, threatened against the Acquirer, any of its Subsidiaries or any of its Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have an Acquirer Material Adverse Effect, nor is there any Judgment outstanding against the Acquirer or any of its Subsidiaries or any of its Affiliates that has had or would reasonably be expected to have an Acquirer Material Adverse Effect.

SECTION 3.05. Securities Act. The Acquirer acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state securities laws. The Acquirer (i) is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention or view to distribute any of the Acquired Shares to any person in violation of the Securities Act, (ii) will not sell or otherwise dispose of any of the Acquired Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of its making its investment in the Acquired Shares, and (iv) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

SECTION 3.06. Availability of Funds. The Acquirer has provided true and correct copies of the executed commitment letters from certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. relating to the commitment of such persons to provide cash equity to the Acquirer in the amount, and subject to the terms and conditions, set forth therein (such executed commitment letters, collectively, the “Equity Commitment Letters” and such equity financing, the “Equity Financing”). The Debt Financing and the Equity Financing required to consummate the Acquisition are referred to in this Agreement collectively as the “Financing”. As of the date of this Agreement, the Acquirer does not have any reason to believe that any of the conditions to the Financing (other than the financing contemplated by the Note Purchase Agreement) will not be satisfied or that such Financing will not be available to the Acquirer on a timely basis to consummate the Acquisition.

SECTION 3.07. Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Acquirer or its Affiliates that is entitled to any fee or commission from the Company or any Company Subsidiary.

ARTICLE IV

Covenants

SECTION 4.01. Covenants Relating to Conduct of Business. (a) Except as expressly set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted by the terms of this Agreement and except as shall be prohibited by this Section 4.01(a), from the date of this Agreement to the Closing, the Company shall, and shall cause the Company Subsidiaries to, (x) conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and (y) use commercially reasonable efforts to maintain and preserve their businesses in good operating condition suitable in all material respects for their intended purposes and their respective business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the Company and the Company Subsidiaries. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Acquisition not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Acquirer:

(i) take any action that would, after the Closing, be a (A) Shareholder Reserved Matter (as defined in the form of the Company’s restated articles of incorporation attached hereto as Exhibit A) or (B) Board Reserved Matter (as defined in the form of the Company’s bylaws attached hereto as Exhibit B); provided, however, the Company may declare and pay dividends or make other distributions on the Company Common Stock in such amounts as the Company reasonably determines would not cause the Pro Forma Capitalization, as of the Determination Date, to be less than $1,990,000,000;

(ii) take any action that materially and adversely deviates from the Annual Budget then in effect; or

(iii) authorize, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

(b) Except as set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without first providing reasonable notice to, and consulting with, the Acquirer:

(i) release any reserves, other than in the ordinary course of business consistent with past practice, the Accounting Principles and the Company’s accounting policies and methodologies as in effect on the Balance Sheet Date;

(ii) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Benefit Plan or other written agreement in effect on the date of this Agreement and made available to the Acquirer or its Representatives prior to the date of this Agreement, or (C) as may be required by applicable Law, (1) materially increase the benefits of any present or former director, officer or employee of the Company or any of the Company Subsidiaries, (2) grant any material severance, change in control, retention, or termination pay to any present or former director, officer or employee of the Company or any of the Company Subsidiaries, (3) loan or advance any money or other property to any present or former director, officer or employee or (D) establish, adopt, enter into, amend or terminate any material Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Benefit Plan if it were in existence as of the date of this Agreement; provided however, that the foregoing clauses (A), (B), (C) and (D) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, any plans, agreements, benefits or compensation arrangements (including incentive grants) that have a value that is materially consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided further, that nothing in this paragraph (ii) shall permit the Company or any Company Subsidiary to take any action not permitted by Section 4.01(a)(i) or (ii) above;

(iii) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(iv) make any material change in its lending, leasing, origination, underwriting, credit management and debt collection, risk and asset-liability management and other operating policies and procedures, except as required by Law; or

(v) authorize, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

SECTION 4.02. Access to Information; Confidentiality. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the Acquirer and its Representatives reasonable access, during normal business hours during the period prior to the Closing, to all the properties, books, contracts, commitments, personnel and records of the Company and the Company Subsidiaries (including Tax Returns and work papers of the Company’s accountants), and to its Representatives, in each case to the extent within the control of the Company and in a manner not unreasonably disruptive to the operation of the business of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Acquirer (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or other applicable Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other material information concerning its business, properties and personnel as Acquirer may reasonably request in writing. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information, documents or other materials if (i) such access or disclosure would jeopardize the attorney-client privilege of the person in possession or control of such information, the Company or any Company Subsidiary or contravene any Law applicable to the person in possession or control of such information, the Company or any Company Subsidiary or (ii) such access or disclosure would violate the terms of a confidentiality agreement with a third party that is in effect as of the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Acquirer hereby agrees to keep confidential and to cause its Subsidiaries, Affiliates and Representatives to keep confidential any and all confidential information of the Company and the Company Subsidiaries, including non-public information relating to the Company’s finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed by the Company, the Company Subsidiaries or their Affiliates or Representatives on or prior to the date of this Agreement pursuant to the terms of the Confidentiality Agreements.

SECTION 4.03. Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur; provided, however, that nothing in this Agreement shall obligate the Acquirer to provide any of its, its Affiliates’ or their control persons’ or direct or indirect equityholders’ nonpublic, proprietary, personal or otherwise confidential information which relates to the persons that control the Investors or to limited partners and similar investors in investment funds managed by such Investors.

(b) Each of the Company and the Acquirer shall as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Company and the Acquirer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and the Acquirer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Notwithstanding any covenants of the parties set forth herein, none of the parties hereto will be required to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Authority that requires such party or any of its Subsidiaries or Affiliates to (x) hold separate (in trust or otherwise), divest itself or otherwise rearrange the composition of any assets, businesses or interests of such party or any of its Subsidiaries or Affiliates or imposes any limitations on such person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such person (including any securities of the Company and the voting and other rights related to ownership thereof), (y) agree to any other conditions or requirements or to take any other actions that are adverse or burdensome or would reasonably be expected to adversely affect such person, in order to satisfy any objection of any Governmental Authority or any other person or (z) incur any material financial obligation imposed by any Governmental Authority.

(c) Each party shall use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

SECTION 4.04. Expenses. (a) Subject to, and upon the occurrence of, the Closing, the Company shall pay all reasonable, documented, out-of-pocket fees and expenses of (i) the Acquirer, on the one hand, and (ii) SHUSA and Banco Santander, S.A., on the other hand, including all reasonable, documented, out-of-pocket legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with this Agreement, the Dundon Investment Agreement, the Shareholders Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided that the Company shall not pay any such fees and expenses of the Acquirer, on the one hand, or SHUSA and Banco Santander, S.A., on the other hand, in an aggregate amount in excess of (x) in the case of SHUSA and Banco Santander, S.A., $1.0 million and (y) in the case of the Acquirer, $2.5 million.

(b) Subject to, and upon the occurrence of, the Closing, SHUSA, on behalf of the Company, shall pay the Acquirer $10.0 million.

(c) If the Closing does not occur (other than by reason of breach of this Agreement by the Acquirer), upon termination of this Agreement SHUSA shall pay all reasonable, documented, out-of-pocket fees and expenses of the Acquirer, including all reasonable, documented, out-of-pocket legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with this Agreement, the Dundon Investment Agreement, the Shareholders Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided that SHUSA shall not be required to pay any such fees and expenses of the Acquirer in excess of $1.0 million.

SECTION 4.05. Notice of Developments. (a) The Acquirer shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, the occurrence to the Acquirer’s knowledge of any event or condition or the existence to the Acquirer’s knowledge of any fact that would cause any of the conditions to the Company’s obligation to consummate the Acquisition not to be fulfilled.

(b) The Company shall promptly notify the Acquirer of, and furnish the Acquirer any information it may reasonably request with respect to, the occurrence to the Company’s Knowledge of any event or condition or the existence to the Company’s Knowledge of any fact that would cause any of the conditions to the Acquirer’s obligation to consummate the Acquisition not to be fulfilled.

SECTION 4.06. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.03), as such other party may reasonably deem necessary or desirable to consummate the Acquisition.

SECTION 4.07. Management Equity Plan. On or before the Closing Date, the Company shall establish a Management Equity Plan.

SECTION 4.08. Capital Contribution by SHUSA. To the extent necessary to satisfy the condition to Closing in Section 5.02(c), SHUSA shall contribute an amount of capital in cash to the Company such that, as of the Determination Date, the Pro Forma Capitalization shall equal $1,990,000,000 or greater.

SECTION 4.09. Public Announcements. Upon execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties prior to the date hereof. Except for such press release, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval of the other parties, unless otherwise required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such public announcement or disclosure shall give prior written notice to the other parties and a reasonable opportunity to comment thereon.

SECTION 4.10. Use of Proceeds. The Company may use the proceeds of the Acquisition (a) to repay existing indebtedness of the Company, including indebtedness owed to Banco Santander, S.A., or its Affiliates, and (b) for general corporate purposes.

SECTION 4.11. D&O Insurance. The Company shall purchase on commercially reasonable terms by the Closing Date or maintain the existing directors’ and officers’ liability insurance in force, and maintain for such periods as the Company’s board of directors shall in good faith determine (provided that such period shall not be less than six years following cessation of service), at its expense, insurance in an amount to be determined in good faith by the board of directors to be appropriate (provided, that such amount shall not be lower than $75.0 million (including Side A coverage) unless otherwise agreed by the Acquirer), on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any Company Subsidiary, against any expense, liability of loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

SECTION 4.12. No Shop. From and after the date of this Agreement until the Closing, none of SHUSA, the Company or their respective Representatives shall, and they shall use their reasonable best efforts to cause their Affiliates not to, (i) initiate, solicit or encourage any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, an Acquisition Proposal, or (iii) enter into, approve or recommend, or propose to enter into, approve or recommend, any Acquisition Proposal or any letter of intent, memorandum of understanding, or other agreement relating to an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving the Company or any of the Company Subsidiaries and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, more than 10% of any class of equity securities of the Company or any of the Company Subsidiaries, any of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement. The Company shall notify the Acquirer orally and in writing promptly (but in no event later than two business days) after receipt by the Company or any of its Representatives of any proposal or offer from any person other than the Acquirer regarding an Acquisition Proposal or any request for non-public information by any person other than the Acquirer contemplated by this Agreement in connection with an Acquisition Proposal.

SECTION 4.13. Financing. The Acquirer shall use its reasonable best efforts to satisfy the conditions to funding set forth in the Note Purchase Agreement. The Acquirer shall use its reasonable best efforts to maintain in effect the Equity Commitment Letters and shall not take any action to terminate, cancel, amend or modify the Equity Commitment Letters prior to the earlier of (a) the Closing and (b) termination of this Agreement.

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions to Each Party’s Obligation. The obligation of the Acquirer to purchase and pay for the Acquired Shares and the obligation of the Company to issue and sell the Acquired Shares to the Acquirer is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated. Other than the State License Approvals, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred. With respect to the State License Approvals, (i) authorizations, consents, orders, approvals and declarations shall have been obtained from, filings shall have been made with and waiting periods shall have expired in, states (in any combination) in which the Company and the Company Subsidiaries originated Loans in an amount, during the period from January 1, 2011 through the date of this Agreement, at least equal to the Required Origination Amount and (ii) in the case of any consents, orders, approvals and declarations that have not been obtained, filings that have not been made and waiting periods that have not expired, either (x) conditional consents, orders, approvals or declarations or waivers shall have been obtained and shall be in effect, which shall be sufficient to permit the Closing to occur and for the Company and the Company Subsidiaries to conduct their respective businesses as currently contemplated during the 45 day period following the Closing, in each case without the Company or any of its Subsidiaries being in violation of any applicable Law relating to State License Approvals, or (y) the Company or any Company Subsidiary shall have entered into one or more Qualifying Agreements.

(b) No Injunctions or Restraints. No order, decree or ruling issued by any Governmental Authority of competent jurisdiction or other Law preventing the consummation of the Acquisition shall be in effect.

(c) Tax Sharing Agreements. The tax allocation agreements or tax sharing agreements with respect to each of the Company and the Company Subsidiaries shall have been terminated as of the Determination Date and, upon such termination, such agreements shall be of no further force or effect as to any of the Company and the Company Subsidiaries on and after the Determination Date and there shall be no further liabilities or obligations imposed on any of the Company and the Company Subsidiaries under any such agreements.

(d) Other Agreements. The Company, the Acquirer and each of the other parties thereto, as applicable, shall have entered into the Shareholders Agreement, the Note Purchase Agreement, the Amended Employment Agreement, the State Tax Sharing Agreement, the Dundon Investment Agreement and the Trademark License Agreement. The Company shall, to the extent requested in writing by any director of the Company, have entered into an Indemnification Agreement with such director.

(e) Concurrent Transactions. (i) All conditions to the issuance and sale of the shares of Company Common Stock pursuant to the Dundon Investment Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived, and none of the terms thereof which will survive the Closing shall have been amended or modified in any material respect without Acquirer’s prior consent and (ii) such shares of Company Common Stock shall have been, or substantially contemporaneously with the Closing shall be, issued and sold in accordance with the terms of the Dundon Investment Agreement.

SECTION 5.02. Conditions to Obligation of the Acquirer. The obligation of the Acquirer to purchase and pay for the Acquired Shares is subject to the satisfaction (or waiver by the Acquirer) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing.

(c) Pro Forma Capitalization. The Company shall have, as of the Determination Date, Tangible Common Equity, after giving effect to the Pro Forma Adjustments (the “Pro Forma Capitalization”), of at least $1,990,000,000. The Tangible Common Equity will be determined by reference to the most recent available month-end balance sheet of the Company, and calculated in accordance with the Accounting Principles (but in no event will the Tangible Common Equity be determined by reference to any balance sheet dated after October 31, 2011) (the date of such balance sheet, the “Determination Date”). Solely for purposes of determining whether this condition is satisfied, the Pro Forma Capitalization will be determined by reference to the Preliminary Pro Forma Capitalization Statement.

(d) Banco Santander Financing. Each of the parties thereto shall have, or substantially contemporaneously with the Closing shall, enter into the new committed lines of financing substantially in the forms set forth in Exhibit D and such financing shall be available to the borrower under such facilities.

(e) Waiver of Preemptive Rights. Each of the Company’s shareholders shall have waived any preemptive rights it may have under applicable Law or the Company Charter that would be applicable to the purchase and sale of the Acquired Shares.

(f) Receipt of Debt Financing. Concurrently with the Closing, the Acquirer shall have received gross proceeds of at least $400.0 million under the Note Purchase Agreement.

(g) Warehouse Financing. (A) If the Closing Date is prior to February 28, 2012, the Company, together with the Company Subsidiaries, shall have Third Party Warehouse Agreements (i) with aggregate commitments of at least $4.25 billion, there shall be no breach or default under such Third Party Warehouse Agreements and the Company shall reasonably expect that it will be able to satisfy all conditions to funding under such agreements, (ii) with terms such that Third Party Warehouse Agreements that have aggregate commitments of at least $1.2 billion shall have a maturity of no earlier than two years following the later of the respective dates of such Third Party Warehouse Agreements and the latest renewal, extension or rollover of such Third Party Warehouse Agreements and (iii) (x) in the case of Third Party Warehouse Agreements entered into after the date of this Agreement, with terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and (y) in the case of Third Party Warehouse Agreements the maturities of which are extended after the date of this Agreement, with margins and advance rates that are not materially less favorable to the Company in the aggregate than the comparable terms of the Comparable Facility and the other terms of such extended Third Party Warehouse Agreements are not materially less favorable in the aggregate than the terms of such Third Party Warehouse Agreements prior to such extension; provided that clauses (x) and (y) shall be satisfied with respect to the margins of such Third Party Warehouse Agreements if such margins do not exceed the margins of the Comparable Facility by more than 40 basis points.

(B) If the Closing Date is on or after February 28, 2012, the Company, together with the Company Subsidiaries, shall have the Required Financing, there shall be no breach or default under the Required Financing and the Company shall reasonably expect that it will be able to satisfy all conditions to funding under the Required Financing.

(h) Liquidity Policy. The board of directors of the Company shall have adopted the liquidity policy in the form of Exhibit E hereto.

(i) Certificate. The Acquirer shall have received a certificate of the Company, executed on behalf of the Company by a duly authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) through (c) above have been fulfilled.

SECTION 5.03. Conditions to Obligation of the Company. The obligation of the Company to issue and sell the Acquired Shares is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquirer in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Acquirer Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect.

(b) Performance of Obligations of the Acquirer. The Acquirer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Acquirer by the time of the Closing.

(c) Transfer Side Letter. The Company, the Acquirer and each of the other parties thereto, as applicable, shall have entered into the Transfer Side Letter.

(d) Certificate. The Company shall have received a certificate of the Acquirer, executed on behalf of the Acquirer by a duly authorized officer of the Acquirer, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

ARTICLE VI

Termination

SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Company and the Acquirer;

(ii) by either the Company or the Acquirer in the event of a breach by the other party of any representation or warranty or any breach or default by such other party in the performance by such other party of any covenant or agreement contained in this Agreement, in each case, which breach or default (A) would constitute grounds, either individually or in the aggregate, for the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Sections 5.02(a) or (b) or 5.03(a) or (b), as applicable and (B) has not been, or by its terms cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party;

(iii) by the Company or the Acquirer, if the Closing does not occur on or prior to March 31, 2012;

(iv) by the Company or the Acquirer in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or injunction or taken any other official action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate such transactions, and such order, decree, injunction or other action shall have become final and non-appealable; or

(v) by the Company in the event that (i) all of the conditions set forth in Sections 5.01 and 5.02 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing), (ii) the Acquirer fails to consummate the transactions contemplated by this Agreement within two Business Days of the date the Closing should have occurred pursuant to Section 1.02 and (iii) the Company has irrevocably committed to consummate the Acquisition on that date if the Equity Financing is funded by the Acquirer to the extent provided in the Equity Commitment Letters;

provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by the Company or the Acquirer pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

SECTION 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 4.02(b), Section 4.04, Section 4.09, Section 6.01, this Section 6.02 and Section 6.03. Notwithstanding anything to the contrary contained in this Agreement, but subject in all cases to Section 6.03 and Section 8.13(b), none of the Acquirer, the Company or SHUSA shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

SECTION 6.03. Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Sections 6.01(a)(ii) or 6.01(a)(v), the Acquirer shall pay to the Company a termination fee of $100,000,000 (the “Termination Fee”), it being understood that in no event will the Acquirer be required to pay the Termination Fee on more than one occasion. Any amount due under this Section 6.03 will be paid promptly by wire transfer of same-day funds.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to Section 6.03(a) shall constitute the sole and exclusive remedy of the Company, the Company Subsidiaries and their respective Affiliates (including the holders of Company Common Stock) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder at or prior to the Closing, and upon payment of such amount, none of the Acquirer, its Affiliates, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Guarantees, the Equity Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Acquirer fails to timely pay any amount due pursuant to this Section 6.03 and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Acquirer for the payment of the Termination Fee, the Acquirer shall pay the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the Prime Rate.

(d) Notwithstanding anything to the contrary herein, in the event that any Action is commenced or instituted by the Company or SHUSA in respect of the Termination Fee, during the pendency of such Action and, if a court of competent jurisdiction has ordered the Acquirer to pay the Termination Fee, within two Business Days of such order, the Acquirer may notify the Company in writing that it will consummate the Closing, in which case the Acquirer shall consummate the Closing within thirteen Business Days of such notice, and the Company shall not be permitted or entitled to enforce such order for such thirteen Business Day period (and, if the Closing is not consummated within such thirteen Business Day period, the Company shall be entitled to continue to pursue such Action); provided, however, that the Acquirer may not exercise such option unless the Closing would occur prior to July 31, 2012; and provided further, that upon such Closing all rights of the Company and SHUSA to pursue such proceeding or enforce such order shall irrevocably terminate.

ARTICLE VII

Indemnification

SECTION 7.01. Indemnification by the Company. (a) After the Closing, and subject to Sections 7.01(b), 7.03 and 7.04, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Acquirer and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees (the “Acquirer Indemnified Parties”) against, and reimburse any of the Acquirer Indemnified Parties for, all Losses that any of the Acquirer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of (1) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement (other than Section 2.08) as of the Closing Date (or, to extent any representation or warranty expressly relates to a specified date, the inaccuracy or breach of such representation or warranty as of such specified date), (2) any breach or failure by the Company to perform the covenant contained in the first sentence of Section 4.01(a), (3) any breach or failure by the Company to perform any of its other covenants or agreements contained in this Agreement and (4) any action, suit, claim, proceeding or investigation by any shareholder of the Company (other than the Acquirer or any Acquirer Indemnified Party) relating to this Agreement. This Section 7.01(a) shall not apply to any Losses relating to Taxes, the indemnification for which is addressed in the Shareholders Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Acquirer Indemnified Parties against, or reimburse any of the Acquirer Indemnified Parties for, any Losses pursuant to Section 7.01(a)(1) or 7.01(a)(2) (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 2.01, 2.02, 2.03 and 2.04) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000.00 (the “De Minimis Amount”) (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Acquirer Indemnified Parties for which the Company has responsibility under clause (ii) or clause (iii) of this Section 7.01(b)); (ii) until the aggregate amount of the Acquirer Indemnified Parties’ Losses for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) or 7.01(a)(2) (other than Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c)) exceeds $50,000,000.00 (the “Deductible”), after which the Company shall be obligated for all of the Acquirer Indemnified Parties’ Losses (other than Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c)) for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) or 7.01(a)(2) that are in excess of the Deductible; and (iii) in the case of Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c), until the aggregate amount of the Acquirer Indemnified Parties’ Losses arising out of any such inaccuracy or breach for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) exceeds $50,000,000.00 (the “July Tape Threshold”), after which the Company shall be obligated for all of the Acquirer Indemnified Parties’ Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c) for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) without regard to the July Tape Threshold. Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Acquirer Indemnified Parties against, or reimburse the Acquirer Indemnified Parties for, any Losses pursuant to Section 7.01(a)(1) in a cumulative aggregate amount exceeding $300,000,000.00 (other than Losses arising out of the inaccuracy or breach of the representations and warranties contained in Sections 2.01, 2.02, 2.03 and 2.04).

(c) For purposes of Section 7.01(a), in determining whether there has been a breach of a representation or warranty, other than the representations and warranties set forth in Sections 2.07(c), 2.09(i)(B) and 2.09(ii), “materiality,” and “Material Adverse Effect” qualifications or limitations shall be disregarded.

(d) If, any fact, event or circumstance constitutes an inaccuracy or breach (after giving effect to Section 7.01(c)) of both (i) the representation or warranty contained in Section 2.11(c) (the “Section 2.11(c) Representation”) and (ii) any representation or warranty other than the Section 2.11(c) Representation (any such representation or warranty, an “Other Representation”), the Acquirer Indemnified Parties may not bring any claim for indemnity under Section 7.01(a)(1) for inaccuracy or breach of the Section 2.11(c) Representation based upon such fact, event or occurrence.

SECTION 7.02. Indemnification by the Acquirer. (a) After the Closing, and subject to Sections 7.02(b), 7.03 and 7.04, the Acquirer shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees (the

“Company Indemnified Parties”) against, and reimburse any of the Company Indemnified Parties for, all Losses that the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of (1) the inaccuracy or breach of any representation or warranty made by the Acquirer in this Agreement as of the Closing Date which representation or warranty survives the Closing and (2) any breach or failure by such Acquirer to perform any of its covenants or agreements contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Acquirer shall not be required to indemnify, defend or hold harmless any of the Company Indemnified Parties against, or reimburse any of the Company Indemnified Parties for, any Losses pursuant to Section 7.02(a) (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 3.01 or 3.02) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the De Minimis Amount (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Company Indemnified Parties for which the Acquirer has responsibility under clause (ii) of this Section 7.02(b)); and (ii) until the aggregate amount of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.02(a) exceeds the Deductible, after which the Acquirer shall be obligated for all of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.02(a) that are in excess of such Deductible. Notwithstanding anything to the contrary contained herein, the Acquirer shall not be required to indemnify, defend or hold harmless the Company Indemnified Parties against, or reimburse the Company Indemnified Parties for, any Losses pursuant to Section 7.02(a)(1) in a cumulative aggregate amount exceeding $300,000,000.00 (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 3.01 or 3.02).

(c) For purposes of Section 7.02(a), in determining whether there has been a breach of a representation or warranty, “materiality,” and “Material Adverse Effect” qualifications or limitations shall be disregarded.

SECTION 7.03. Notification of Claims. (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 7.03(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon or relating to such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date. The parties also agree that notices for claims may be given prior to the Closing.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.03(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel reasonably acceptable to the Indemnified Party and at its own expense. The Indemnified Party shall have the right to employ counsel on its own behalf for, and otherwise participate in the defense of, any such Third Party Claim, but the fees and expenses of its counsel will be at its own expense unless (1) the employment of counsel by the Indemnified Party at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party reasonably believes there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such Third Party Claim within a reasonable time after receipt of notice of the commencement of such Third Party Claim, in each of which cases the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party to assume the defense of such action as contemplated by the immediately preceding sentence. The Indemnified Party shall, and shall cause each of their Affiliates and Representatives to, use reasonable best efforts to cooperate with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from any and all liabilities in respect of such Third Party Claim. An Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided that such consent shall not be required if the Indemnifying Party has not fulfilled any material obligations under this Section 7.03(b).

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement.

SECTION 7.04. Indemnification Payment. In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.

SECTION 7.05. Exclusive Remedies. Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement, absent fraud or willful misconduct. No investigation of the Company by the Acquirer, or of the Acquirer by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

SECTION 7.06. Tax Treatment of Indemnification Payment. The parties agree that, for tax purposes, any indemnification payment made pursuant to this Agreement shall be treated as a capital contribution to the Company, if paid to the Company, or as a Purchase Price adjustment, if paid to the Acquirer, unless otherwise required by applicable law.

ARTICLE VIII

General Provisions

SECTION 8.01. Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that the representations and warranties (a) set forth in Sections 2.01, 2.02, 2.03, 2.04, 3.01 and 3.02 shall survive indefinitely and (b) set forth in Section 2.08 shall survive until the date that is 60 days following the expiration of the applicable statute of limitations for purposes of Section 6.16 of the Shareholders Agreement. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing, shall terminate as of the Closing. After the Closing, a claim for indemnification under Section 7.01 or 7.02 (or any other claim) with respect to any representation or warranty or covenant may not be brought after the expiration of the applicable survival period, except that any representation or warranty or covenant that would otherwise terminate in accordance with the foregoing provisions of this Section 8.01 will continue to survive with respect to any written notice for a claim for indemnification with respect thereto that is given under Article VII on or prior to the expiration of the applicable survival date set forth in this Section 8.01 until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VII.

SECTION 8.02. No Additional Representations. Except for the representations and warranties of the Company and the Acquirer expressly set forth in this Agreement and the Company Disclosure Letter, none of the Company, the Acquirer or any other person makes any other express or implied representation or warranty on behalf of the Company or the Acquirer, as applicable, with respect to the Company, any Company Subsidiary or the Acquirer, as applicable, the accuracy or completeness of any information regarding the Company and the Company Subsidiaries or the transactions contemplated by this Agreement, including any representations or warranties with respect to any information, documents or material made available to the Acquirer in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby. Each of the Company and the Acquirer acknowledges that such party has not relied on any representation or warranty from the Company or the Acquirer, as applicable, or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the Company Disclosure Letter.

SECTION 8.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Acquirer, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform

SECTION 8.04. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.04 shall be void.

SECTION 8.05. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.06. Attorneys’ Fees. In the event that a dispute arises between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses from the non-prevailing party. The payment of such fees and expenses is in addition to any other relief to which such prevailing party may be entitled.

SECTION 8.07. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:

(a) if to the Acquirer,

Sponsor Auto Finance Holdings Series LP

c/o Warburg Pincus LLC

450 Lexington Ave

New York, NY 10017

Attention: Daniel Zilberman

Facsimile: (212) 716-8626

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Tagar Olson

Facsimile: (212) 750-0003

c/o Centerbridge Partners L.P.

375 Park Avenue, 12th Floor

New York, NY 10152-0002

Attention: Matthew Kabaker

Facsimile: (212) 672-6471

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson, Esq.

    Elizabeth Cooper, Esq.

Facsimile: (212) 455-2502; and

(b) if to SHUSA,

Santander Holdings USA, Inc.

75 State Street

Boston, MA 02109

Attention: Christopher Pfirrman, Esq.

Facsimile: (617) 757-5657

(c) if to the Company,

Santander Consumer USA Inc.

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

Attention: Eldridge Burns, Esq.

Facsimile: (972) 755-8382

with copies to, in the case of SHUSA and the Company:

Banco Santander, S.A.

Ciudad Grupo Santander

Edificio Pinar pl 0

28660 Boadilla del Monte

Madrid, Spain

Attention: Pablo Castilla Reparaz, Corporate Legal Counsel

Facsimile: +34 91 257 01 15

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Joel F. Herold, Esq.

Facsimile: (212) 474-3700

SECTION 8.08. Interpretation; Exhibits and Schedules Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

SECTION 8.09. Certain Definitions. For all purposes hereof:

“Accounting Principles” means the principles set forth in Schedule A hereto relating to the adjustments to the Pro Forma Capitalization as of the Determination Date.

“Additional Financing” means any increase in the total commitments under the Santander ABS Credit Agreement.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Amended Employment Agreement” means the Amended and Restated Employment Agreement, to be dated as of the Closing Date, among the Company, Banco Santander, S.A., Thomas G. Dundon and Dundon DFS, LLC, substantially in the form of Exhibit F hereto.

“Annual Budget” means, in any fiscal year of the Company, the Company’s budget for such fiscal year.

“Benefit Plan” means each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents under which (A) any current or former director, officer, employee, or independent contractor of the Company or any Subsidiary of the Company (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries currently has any present or future liability.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Acquirer.

“Comparable Facility” means the amended and restated facility substantially in the form attached hereto as Exhibit G.

“Confidentiality Agreements” means each of (a) the letter agreement, dated as of July 8, 2011, between Banco Santander, S.A. and Warburg Pincus LLC, (b) the letter agreement, dated as of July 8, 2011, between Banco Santander, S.A. and Kohlberg Kravis Roberts & Co. L.P. and (c) the letter agreement dated as of July 11, 2011 between the Company and Centerbridge Advisors II, LLC.

“Debt Financing” means the debt financing pursuant to the Note Purchase Agreement.

“Dundon Investment Agreement” means the Investment Agreement, dated as of the date hereof, between the Company and Dundon DFS, LLC, substantially in the form of Exhibit H hereto.

“Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health (to the extent related to exposure to toxic or Hazardous Substances) or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.

“Existing IT Agreement” means the Services Agreement, dated as of December 17, 2009, between the Company and Sovereign Bank.

“Existing Shareholders Agreement” means the Stockholders Agreement, dated as of September 23, 2006 and amended and restated as of August 24, 2009, among the Company, Banco Santander, S.A., Dundon DFS LLC and Thomas G. Dundon.

“Existing Tax Allocation Agreement” means the Amended and Restated Tax Allocation Agreement, dated as of September 14, 2009, among Sovereign Bancorp, Inc., the Company and certain other persons.

“Hazardous Substance” means any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, as toxic or hazardous and lead.

“including” means including, without limitation.

“Indemnification Agreement” means the Form of Indemnification Agreement, substantially in the form of Exhibit I hereto.

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including without limitation all: (a) trademarks, service marks, domain names, logos, trade dress, trade names and other source indicators, and all goodwill symbolized thereby, (b) patents, inventions, technology, processes and designs, (c) trade secrets, know-how and confidential or proprietary information, (d) copyrights and works of authorship, software, databases, websites and systems and (e) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Investors” means Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. and any Affiliate thereof, and investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person controlled by any such portfolio company (including the Company).

“July Tape” means the Loan “tape” of the Company which sets forth information regarding the Loans owned or held by the Company and the Company Subsidiaries as of July 31, 2011.

“Knowledge” means, with respect to any matter in question, the actual knowledge of, with respect to the Company, those individuals listed in Section 8.09(i) of the Company Disclosure Letter.

“Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding special, consequential, exemplary and punitive damages. In the case of the Acquirer, “Losses” shall include the Acquirer’s Proportionate Percentage of any indemnification payment made by the Company to any Acquirer Indemnified Party.

“Management Equity Plan” means a management equity compensation plan with the terms set forth in Exhibit J hereto.

“Neutral Auditor” means Ernst & Young, or any other internationally recognized independent public accounting firm mutually satisfactory to the Company, the Acquirer and Thomas G. Dundon.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, between the Acquirer and Caixabank, S.A., in the form of Exhibit K hereto.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.

“Pro Forma Adjustments” means adjustments giving effect to (i) the purchase and sale of the Acquired Shares pursuant to this Agreement, (ii) any capital contribution in cash to the Company by Santander Holdings USA, Inc. or any of its Affiliates on or before the Closing Date, (iii) the purchase and sale of shares of Company Common Stock pursuant to the Dundon Investment Agreement, (iv) the payment of any dividends or other distributions by the Company on the Company Common Stock or any other payments to shareholders of the Company in excess of amounts payable under contracts in effect as of the date of this Agreement, in each case, after October 31, 2011 and prior to the Closing and (v) any expenses, incurred in connection with the transactions contemplated by this Agreement, paid or payable by the Company (whether incurred by the Company or to be reimbursed by the Company to the Acquirer, SHUSA, Banco Santander, S.A. or Dundon DFS, LLC) in excess of $1.0 million, excluding (for the avoidance of doubt) from this clause (v) any expenses related to Section 4.04(b).

“Proportionate Percentage” means, with respect to any person, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Company Common Stock held by such person and the denominator of which is the total number of shares of Company Common Stock outstanding at the time of determination.

“Qualifying Agreement” means any Contract between the Company or any Company Subsidiary and any of their Affiliates that holds an appropriate Permit, is properly exempt from a requirement to hold such a Permit, or otherwise has the authority to conduct the licensable business without holding such a Permit, which Contract is on commercially reasonable terms and (a) is sufficient to allow the Company to continue to carry on its business substantially as presently conducted (including servicing or collecting any Loans included in any Securitization Transactions or pledged pursuant to any warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector), (b) provides for, among other things, as applicable, (i) the origination or purchasing of Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been originated or purchased by the Company or a Company Subsidiary), (ii) the servicing or collection of any such Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been serviced or collected by the Company or a Company Subsidiary), and (iii) as applicable, (x) the purchase of any such Loans by the Company or any Company Subsidiary from such Affiliate after the Company has obtained any required Permits and/or (y) the transfer of servicing or collection on such Loans from the Affiliate to the Company or any Company Subsidiary after the Company has obtained any required Permits, and (c) requires compliance by the parties thereto with applicable Law, including the Federal Fair Debt Collections Practices Act, and any Securitization Transactions or warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector.

“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.

“Required Financing” means Third Party Warehouse Agreements (taken together with any Additional Financing) (a) with aggregate commitments of at least $4.5 billion, without any breaches or defaults under such agreements and with conditions to funding that the Company reasonably expects that it will be able to satisfy, (b) with terms such that Third Party Warehouse Agreements (taken together with any Additional Financing) that have aggregate commitments of at least $2.0 billion shall have a maturity of no earlier than two years following the later of the respective dates of such Third Party Warehouse Agreements or Additional Financing and the latest renewal, extension or rollover of such Third Party Warehouse Agreements or Additional Financing and (c) (i) in the case of Third Party Warehouse Agreements entered into after the date of this Agreement, with terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and (ii) in the case of Third Party Warehouse Agreements in effect as of the date of this Agreement the maturities of which are extended after the date of this Agreement, with margins and advance rates that are not materially less favorable to the Company in the aggregate than the comparable terms of the Comparable Facility and the other terms of such extended Third Party Warehouse Agreements are not materially less favorable in the aggregate than the terms of such Third Party Warehouse Agreements prior to such extension; provided that clauses (i) and (ii) shall be satisfied with respect to the margins of such Third Party Warehouse Agreements if such margins do not exceed the margins of the Comparable Facility by more than 40 basis points.

“Required Origination Amount” means an amount, in dollars, equal to the product of (a) 0.90 and (b) the total dollar amount of all Loans originated by the Company and the Company Subsidiaries during the period from January 1, 2011 through the date of this Agreement.

“Santander ABS Credit Facility” means the Credit Agreement to be entered into by a special purpose subsidiary of the Company, the Company and Banco Santander, S.A. providing for a three-year ABS facility.

“Securitization Instruments” shall mean all Contracts to which the Company or any Company Subsidiary is bound under a Securitization Transaction.

“Securitization SPV” means each Person that is a special purpose vehicle that is both (a) owned by the Company or any of the Company Subsidiaries and (b) utilized in Securitization Transactions involving assets of the Company or any of the Company Subsidiaries.

“Securitization Transaction” means any transaction sponsored by the Company or any of the Company Subsidiaries under which any such Person has sold or pledged Loans or receivables in a securitization in which securities backed by, or other interests in, such loan or receivables were sold and any of such securities or other interests remain outstanding.

“Shareholders Agreement” means the Shareholders Agreement, to be dated as of the Closing Date, among the Company, the Acquirer, Santander Holdings USA, Inc., Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A., substantially in the form of Exhibit L hereto.

“Specified Contracts” means each of (a) the Dealer Agreement, dated as of November 10, 2009, by and among Carmax Auto Superstores, Inc., Carmax Auto Superstores West Coast, Inc., Carmax Auto Superstores California, LLC, Carmax Auto Mall, LLC, Carmax of Laurel, LLC and Santander Consumer USA Inc., (ii) the DealerTrack Lender Agreement, dated July 8, 2005, by and between DealerTrack, Inc. and Drive Financial Services, LP. and (iii) the Subvention Agreement, dated as of May 20, 2010, between Santander Consumer USA Inc. and Chrysler Group LLC, as amended by the First Amendment to Subvention Agreement, dated July 15, 2011.

“State License Approvals” means all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods related to state business Permits necessary for the consummation of the Acquisition.

“State Tax Sharing Agreement” means a state tax sharing agreement substantially in the form of Exhibit M hereto, with an appropriate effective date and with appropriate adjustments, including to take into account NOLs and other tax attributes of the Company included as a deferred tax asset in the calculation of the Tangible Common Equity, to be agreed upon by the parties.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.

“Tangible Common Equity” has the meaning assigned to such term in Schedule A.

“Tax” or “Taxes” includes all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, county, state, foreign, Federal or other government or subdivision or agency thereof, or in connection with any agreement with respect to Taxes, including all interest, penalties, fines, related liabilities, and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including claims for refund and declarations of estimated Tax.

“Third Party Warehouse Agreement” means a warehouse agreement with a third party financing source (other than the Repurchase Facility, dated September 9, 2011, between UBS and the Company).

“Trademark License Agreement” means the Use of Trademark License Agreement, to be dated as of the date of this Agreement, between the Company, Santander Consumer Finance, S.A. and Banco Santander, S.A., substantially in the form of Exhibit N hereto.

“Transfer Side Letter” means the letter agreement, to be dated as of the Closing Date, among certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P., the Company, SHUSA, Dundon DFS LLC, Thomas G. Dundon and Banco Santander, S.A., substantially in the form of Exhibit O hereto.

SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.11. Entire Agreement. This Agreement, the Shareholders Agreement and the Confidentiality Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Shareholders Agreement or in the Confidentiality Agreements.

SECTION 8.12. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 8.13. SPECIFIC PERFORMANCE; NO RECOURSE. (A) THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT TO BE PERFORMED BY SHUSA, THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS

ACCORDINGLY AGREED THAT PRIOR TO THE VALID AND EFFECTIVE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 6.01, THE ACQUIRER SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH OF SHUSA, THE COMPANY AND THE COMPANY SUBSIDIARIES HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THE ACQUIRER IS ENTITLED AT LAW OR IN EQUITY. SHUSA AND THE COMPANY AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY. PRIOR TO THE CLOSING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF SHUSA, THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT OR TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THEIR SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY SUCH BREACH SHALL BE THE TERMINATION FEE SET FORTH IN SECTION 6.03.

(b) THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST THE NAMED PARTIES HERETO. ALL CLAIMS OR CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT MAY BE MADE ONLY AGAINST THE ENTITIES THAT ARE EXPRESSLY IDENTIFIED AS PARTIES HERETO, OR AGAINST THE GUARANTORS UNDER AND TO THE EXTENT SET FORTH IN THE GUARANTEES, AND NO PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, MANAGER, PARTNER, SHAREHOLDER, AFFILIATE, AGENT, ATTORNEY OR REPRESENTATIVE OF ANY PARTY HERETO (INCLUDING ANY PERSON NEGOTIATING OR EXECUTING THIS AGREEMENT ON BEHALF OF A PARTY HERETO) SHALL HAVE ANY LIABILITY OR OBLIGATION WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION, WHETHER IN TORT, CONTRACT OR OTHERWISE, THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS SECTION 8.13(B) DOES NOT LIMIT ANY LIABILITY OF ANY PERSON UNDER THE CONFIDENTIALITY AGREEMENTS OR ANY AGREEMENT REFERRED TO IN SECTION 5.01(D) TO THE EXTENT PROVIDED THEREIN.

SECTION 8.14. CONSENT TO JURISDICTION. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 8.14. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

SECTION 8.16. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Acquirer have duly executed this Agreement as of the date first written above.

SANTANDER CONSUMER USA INC.,

by	/s/ Jason Kulas
Name: Jason Kulas
Title: Chief Financial Officer

SPONSOR AUTO FINANCE HOLDINGS
SERIES LP,

By:	Sponsor Auto Finance GP LLC, its general partner

by
Name:
Title:

SOLELY FOR PURPOSES OF SECTIONS
1.02(b), 1.04, 2.08, 4.03, 4.04, 4.08, 4.09
AND 4.12 AND ARTICLE VIII

SANTANDER HOLDINGS USA, INC.

by	/s/ Guillermo Sabater
Name: Guillermo Sabater
Title: Chief Financial Officer

[Investment Agreement Signature Page]

IN WITNESS WHEREOF, the Company and the Acquirer have duly executed this Agreement as of the date first written above.

SPONSOR AUTO FINANCE HOLDINGS SERIES LP

By:	Sponsor Auto Finance GP LLC, its general partner

By:	/s/ Daniel Zilberman
Name: Daniel Zilberman
Title: Co-President

[Signature Page to the Investment Agreement]

EXHIBIT A

Form of Post-Closing Articles of Incorporation of the Company

A-1

EXHIBIT B

Form of Post-Closing Bylaws of the Company

B-1

EXHIBIT C

Form of Preliminary Pro Forma Capitalization Statement

Exhibit C – Pro-Forma Capitalization Statement

	September 30,		September 30,
	July 31		Determination
$’000	2011		Date
Common stockholders’ equity	773,752
Goodwill	(74,056)
Intangibles	(50,157)
Other comprehensive income	36,239

Tangible Common Equity	685,778
Exclusions from Tangible Common Equity[1]	—
Capital from Acquirers’ shares	1,000,000
Capital for Dundon Investment	[145,000	]
Expenses of the transaction	[ ·	]

Pro-forma capitalization	1,685,778

Note

1	Exclusions to give effect to amounts as defined per Section 5.02 (c) 1 of the Investment Agreement

C-1

EXHIBIT D

Form of Banco Santander Financing Documents

D-1

EXHIBIT E

Liquidity Policy

The Company shall at all times implement and maintain financing facilities that, in light of the Company’s then current business plan, to achieve the following objectives (the “Liquidity Policy”):

(a)	Financing Facilities shall be maintained in amounts such that their aggregate unused capacity exceeds the Company’s expected peak usage of such facilities over the subsequent 12 months (assuming securitization markets are available) by at least $3.0 billion. Such expected peak usage shall be determined by management and delivered to the Board of Directors as part of the Company’s annual budgeting process.

(b)	The maturities of Non-Santander Facilities shall be staggered with the goal of having no more than 25% of such facilities in aggregate mature in any given six- month period. At no point in time shall 50% or more of the aggregate availabilities under the Non-Santander Facilities have maturity dates of one year in the future or less.

(c)	The Company shall use reasonable best efforts to first utilize the Non-Santander Facilities before utilizing the Santander Facilities.

(d)	The Company shall maintain a target tangible common equity to tangible assets ratio consistent with the ratio in effect as of the Determination Date and a dividend policy consistent with that ratio.

For purposes of this Liquidity Policy:

“Santander Facilities” means (w) the Santander Three Year Credit Agreement (as defined in the Shareholders Agreement), (x) the Santander Five Year Credit Agreement (as defined in the Shareholders Agreement), (y) the Santander ABS Credit Agreement (as defined in the Shareholders Agreement) and (z) any additional financing facilities provided by Banco Santander, S.A. or its affiliates to the Company;

“Non-Santander Facilities” means all financing facilities of the Company other than the Santander Facilities; and

“Financing Facilities” means the Santander Facilities and the Non-Santander Facilities.

Requests for exceptions to the Liquidity Policy shall be presented to the Board of Directors. To the extent seeking an exception from the Board of Directors is impractical or could not be procured on a timely basis and the Company becomes non-compliant with the Liquidity Policy as a result of financing market conditions, the Company shall use commercially reasonable efforts to adjust its origination volumes in order to maximize liquidity until compliance can be achieved.

E-1

EXHIBIT F

Form of Amended Employment Agreement

F-1

EXHIBIT G

Form of Comparable Facility

G-1

EXHIBIT H

Form of Dundon Investment Agreement

H-1

EXHIBIT I

Form of Indemnification Agreement

I-1

EXHIBIT J

Terms of Management Equity Plan

J-1

EXHIBIT K

Form of Note Purchase Agreement

K-1

EXHIBIT L

Form of Shareholders Agreement

L-1

EXHIBIT M

Terms of State Tax Sharing Agreement

M-1

EXHIBIT N

Form of Trademark License Agreement

N-1

EXHIBIT O

Form of Transfer Side Letter

O-1

SCHEDULE A

Accounting Principles

1.	The Company’s methods of estimating the Credit Loss Allowance, including the Base Case and Stress Case shall be consistent with the Company’s historical methods.

2.	Tangible Common Equity will be determined without giving effect to any of the following which may occur between July 31, 2011 and the Determination Date:

(i)	any after-tax income or expense resulting from an increase or decrease in the level of the Loss Coverage (expressed as a number of months) in the Organic Pool Allowance. For clarification purposes, the Company’s actual Organic Pool Allowance at July 31, 2011 provided for 15.1 months Loss Coverage. Any increase or decrease in the Loss Coverage (expressed as a number of months) provided by the Organic Pool Allowance recorded on the Company’s balance sheet at the Determination Date above or below 15.1 months will be excluded from the calculation of Tangible Common Equity;

(ii)	any after-tax income resulting from a decrease in the remaining $111 million Acquired Loan Impairment balance at July 31, 2011 previously taken against loans accounted for under ASC 310-30;

(iii)	any after-tax income resulting from a reduction in the nonaccretable discount recorded on Acquired Portfolios accounted for under ASC 310-30 acquired by the Company;

(iv)	any after-tax income resulting from the reduction of any other reserve or liability (excluding litigation loss accruals) except as a result of settlement or expungement of such reserve or liability.

3.	Cash and cash equivalents are recorded at face value.

4.	Bonds are recorded at fair value based on the Company’s practice of using three different valuation sources: (a) internal cash flow projections with respect to principal and interest, (b) quotes from Bloomberg and JPMorgan and (c) indicative prices solicited from market participants.

S-A-1

5.	No accrual for liabilities arising out of the Acquisition or the other transactions contemplated by this Agreement.

6.	No change to litigation loss accruals as compared to Balance Sheet other than based on changes since Balance Sheet Date.

7.	The line item “Payable to Parent” shall be divided into two line items: (a) “Payable to Parent – Tax Sharing Agreement”, which will represent an accrual as of the Determination Date of the Company’s net obligations to SHUSA under the Existing Tax Allocation Agreement; and (b) “Payable to Parent – Other”, which will represent all other payables to SHUSA and Banco Santander.

8.	There will be separate line items for total deferred tax assets and total deferred tax liabilities and the two shall not be netted in computing either line item.

9.	The Company may recognize up to, but no more than, $10 million with respect to anticipated Citi Servicing Performance Fees.

“Acquired Loan Impairment” – means any allowance recorded by the Company for future credit losses on Acquired Portfolios over and above the accretable discount or premium and the nonaccretable discount calculated upon acquisition of the Acquired Portfolios in accordance with ASC 310-30.

“Acquired Portfolios” means retail installment contracts or securities representing interest in retail installment contracts acquired by the Company or its consolidated Subsidiaries from third party lenders or finance companies. For the avoidance of doubt this excludes contracts originated directly by the Company or acquired from auto dealers or third party sellers in the ordinary course of business.

“ASC 310-30” means Accounting Standards Codification 310-30.

“Base Case” means the estimated credit losses for all Organic Loans held by the Company based upon the projected loss curves as determined by the Company’s Decision Science group.

“Credit Loss Allowance” means the sum of the Organic Pool Allowance and Acquired Loan Impairment. For the avoidance of doubt this is consistent with the credit loss allowance balance presented in Note 3 of the Company’s 2010 audited financial statements.

“Loss Coverage” means the number of months of estimated net charge-offs that the Organic Pool Allowance will cover as calculated by the Company under the Stress Case scenario.

S-A-2

“Organic Loans” means retail installment contracts or securities representing interests in retail installment contracts originated by the Company or acquired by the Company from auto dealers or third party sellers in the ordinary course of business.

“Organic Pool Allowance” means the allowance recorded by the Company for future credit losses on Organic Loans. The Organic Pool Allowance excludes any purchase discounts or capitalized costs or fees associated with the acquisition or origination of Organic Loans.

“Stress Case” means the estimated credit losses for all Organic Loans held by the Company as determined by the application of a stress factor to the expected loss frequency and an adjusted expected auction recovery rate on expected repossessed assets against the Base Case, consistent with the Company’s methodology and application of these factors at July 31, 2011. At July 31, 2011 the Stress Case applied a stress factor of 135% on the base case loss frequency and a 35% auction recovery rate on expected repossessed assets.

“Tangible Common Equity” means the total common stockholders’ equity of the Company as of the specified date, less goodwill, less intangible assets and omitting other comprehensive income.

S-A-3

SCHEDULE B

Credit Loss Allowance Schedule

Schedule B — Credit Loss Allowance

	September 30,	September 30,	September 30,
		July 31	Determination
$’000		2011	Date
Organic Pool Allowance (“Allowance”)
Calculated Allowance, Stress Case 13 months’ loss coverage		746,344
Excess of actual over Stress Case Allowance		117,568

Allowance, as reported	a	863,912
Stress factors applied under Stress Case
Excess over expected losses		35%
Auction recovery rate		35%

Loss Coverage (months)
Actual months’ coverage vs. stressed losses [1]		15.12

Impairment on Acquired Portfolio accounted for under ASC 310-30	b	111,100

Total Credit Loss Allowance	a + b	975,012

Notes

[1]	Calculated as presented in Exhibit C—Loss Coverage

S-B-1

SCHEDULE C

Loss Coverage Schedule

Exhibit C — Loss Coverage

	September 30,	September 30,	September 30,
		July 31	Determination
$’000		2011	Date
i. Organic Pool Allow ance (as recorded)	a	863,912
ii. Less: Estimated credit losses for all Organic Loans for the next 12 months as calculated under the Stress Case		690,975

Excess of Organic Pool Allowance over estimated Stress Case losses	c	172,937

iii. Estimated credit losses for all Organic Loans for the next 13 months under the Stress Case		746,344
iv. Less: Estimated credit losses for all Organic Loans for the next 12 months under the Stress Case		690,975

Estimated thirteenth month credit losses under the Stress Case	d	55,369

c / d	e	3.12

Loss coverage (= e + 12)		15.12

S-C-1